Exhibit 5.1
September 14, 2010
Amkor Technology, Inc.
1900 South Price Road
Chandler, AZ 85286
     Re: Amkor Technology, Inc. — Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to Amkor Technology, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $345,000,000 in principal amount of its 7.375% Senior Notes due 2018 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 7.375% Senior Notes due 2018 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture, dated as of May 4, 2010 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).
     In rendering the opinions expressed below, we have examined originals or copies of: (a) the Registration Statement, in the form filed with the Commission; (b) the Registration Rights Agreement, dated as of May 4, 2010 (the “Registration Rights Agreement”), by and among the Company, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representative of the initial purchasers; (c) the Indenture; (d) specimens of the certificates representing the Exchange Notes; and (e) the other documents delivered by or on behalf of the Company and the Trustee as of the date hereof in connection with the delivery of the Exchange Notes. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     We have assumed the following: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic original documents of all documents submitted to us as copies; (d) the truth, accuracy and completeness of the factual information and factual matters contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof; (e) the legal capacity of natural persons; (f) that the Indenture has been duly authorized, executed and

Amkor Technology, Inc.
September 14, 2010

delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; (g) that the Exchange Notes will be duly authenticated by the Trustee. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     Members of our firm are admitted to the bar in the State of New York, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware (the “DGCL”), and the laws of the State of New York, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statues and provisions.
     We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences; (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles; or (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.
     On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion:
     1. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part

Amkor Technology, Inc.
September 14, 2010

of the Registration Statement and any amendments thereto. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. This opinion letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.
Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation